Exhibit 10.1

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SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is being entered into by Envestnet Financial Technologies, Inc. (“Envestnet” or the “Company”) and Scott Grinis (“Employee”) (together, the “Parties”).

WHEREAS, Employee’s employment with Envestnet is being terminated;

WHEREAS, Envestnet wishes to provide Employee with certain benefits in exchange for a general release of claims; and

WHEREAS, the Parties wish to resolve all matters related to Employee’s employment with and termination from Envestnet in an amicable manner.

THEREFORE, in consideration of the mutual agreements and promises contained herein, the Parties agree as follows:

1.	TERMINATION DATE

1.1.    Employee’s termination from employment with Envestnet is effective June 30, 2021 (“Termination Date”). In addition to signing this Agreement pursuant to the terms of Paragraph 10 hereto, the release of claims attached as Exhibit A (the “Supplemental Release”) should be signed and returned to the Company on or after the Termination Date such that the Supplemental Release becomes effective within the 60-day period following the Termination Date.

1.2.    Voluntary Termination Prior to the Termination Date. In the event the Employee voluntarily terminates his employment prior to the Termination Date or if he is terminated for Cause (as such term is defined in his employment letter dated August 2, 2016 (the “Executive Agreement”)) prior to the Termination Date, he shall forfeit his right to receive the Cash Severance Payment, the Pro-Rata Bonus Payment, the Health Payment, and the Retention Payment.

2.	VALUABLE CONSIDERATION

2.1.    Cash Severance Payment. Subject to Employee signing and not revoking this Agreement and the Supplemental Release during the time periods required, and Employee’s compliance with the terms of this Agreement, Envestnet shall make payments to

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Employee totaling one million, eighty-eight thousand, fifty dollars ($1,088,050), which is an amount equal to two (2) times (i) Employee’s base salary, plus (ii) an amount equal to the average of the annual bonus amounts paid in relation to 2018 and 2019 performance (the “Cash Severance Payment”); provided however, if the average of the annual bonus amounts paid in relation to 2019 and 2020 performance is greater than the amount described in clause (ii), the Cash Severance Payment shall be recalculated at least 45 days prior to the Termination Date and the Cash Severance Payment amount shall be amended to reflect such increase. The Cash Severance Payment shall be paid in equal installments on the Company’s regular payroll dates over a period of two (2) years beginning on the Termination Date. In the event that this Agreement or the Supplemental Release is not effective as of the 60-day anniversary of the Termination Date, or in the event that Employee breaches any of the terms of this Agreement, Employee shall immediately forfeit his right to receive the Cash Severance Payment.

2.2.    Pro-Rata Bonus for Year of Termination. Subject to Employee signing and not revoking this Agreement and the Supplemental Release during the time periods required, and Employee’s compliance with the terms of this Agreement, Envestnet shall make a payment in an amount equal to one hundred thirteen thousand, five hundred seventy-one dollars ($113,571), which is an amount equal to (i) the average of the annual bonus amounts paid in relation to 2018 and 2019 performance, multiplied by (ii) a fraction, the numerator of which shall equal the number of days during such calendar year prior to the Termination Date and the denominator of which shall equal three hundred and sixty-five (365) (such amount the “Pro-Rata Bonus”); provided however, if the average of the annual bonus amounts paid in relation to 2019 and 2020 performance is greater than the amount described in clause (i), the Pro-Rata Bonus shall be recalculated at least 45 days prior to the Termination Date and the Pro-Rata Bonus amount shall be amended to reflect such increase. The Pro-Rata Bonus shall be paid on the 60-day anniversary of the Termination Date, subject to the same conditions as the Cash Severance Payments. In the event that this Agreement or the Supplemental Release is not effective as of the 60-day anniversary of the Termination Date, or in the event that Employee breaches any of the terms of this Agreement, Employee shall immediately forfeit his right to receive the Pro-Rata Bonus.

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2.3.    Health Payment. Subject to the Employee signing and not revoking this Agreement and the Supplemental Release, and subject to Employee’s continued compliance with the terms of this Agreement, Envestnet shall pay the Employee a single lump-sum payment equal to eighteen (18) months of the applicable company portion of health premium payments as determined under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and Sections 601-609 of ERISA (“COBRA”) based on the Employee’s elections under Envestnet’s health plan as in effect on the Termination Date (the “Health Payment”) on the same date that the Employee receives the Pro-Rata Bonus subject to the same conditions as the Pro-Rata Bonus. Human Resources will update this Agreement with the actual Health Payment amount at least 45 days prior to the Termination Date. In the event that this Agreement or the Supplemental Release is not effective as of the 60-day anniversary of the Termination Date or in the event that the Employee breaches any of the terms of this Agreement, the Employee shall immediately forfeit his right to receive the Health Payment. The Employee’s entitlement to continue medical coverage under the benefit plans of Envestnet will be determined in accordance with COBRA. The Employee shall receive separate notification of his rights to COBRA coverage and, to the extent that the Employee elects COBRA coverage, the Employee shall be solely responsible for making such election and making any required premium payments.

2.4.    Retention Payment. Subject to the Employee signing and not revoking this Agreement and the Supplemental Release, and subject to Employee’s continued compliance with the terms of this Agreement, and subject to Employee’s continued employment through the Termination Date, Envestnet shall pay the Employee a single lump-sum payment equal to five hundred fifty thousand dollars ($550,000) (the “Retention Payment”) on the same date that the Employee receives the Pro-Rata Bonus subject to the same conditions as the Pro-Rata Bonus. In the event that this Agreement or the Supplemental Release is not effective as of the 60-day anniversary of the Termination Date or in the event that the Employee breaches any of the terms of this Agreement, the Employee shall immediately forfeit his right to receive the Retention Payment.

2.5.    Employee acknowledges that the benefits described above are over and above anything owed to him by law, contract or under the policies of Envestnet, and that they are being provided to

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Employee expressly in exchange for his entering into this Agreement. Except as specified in this Section 2, or otherwise expressly provided in or pursuant to the Agreement, Employee shall be entitled to no compensation, benefits or other payments or distributions, and references in the release of claims below against the Company shall be deemed to also include reference to the release of claims against all compensation and benefit plans and arrangements established or maintained by the Company and its affiliates.

2.6.	Incentive Compensation.

2.6.1.    2020 Annual Incentive Program. Employee will be eligible for annual non-equity incentive-based cash compensation (the “AIP”) for 2020 performance, subject to his continued employment through December 31, 2020, satisfaction of applicable performance goals and Compensation Committee discretion. The actual AIP amount to be paid to Employee shall be determined by the Compensation Committee and paid no later than March 15, 2021.

2.6.2.    Long Term Incentive Awards. Employee will retain all rights following the Termination Date with respect to previously granted PSU awards that have not vested or otherwise been forfeited prior to the Termination Date in accordance with the terms of such awards based on a termination without Cause consistent with the terms of the award agreement. Employee will have the right to exercise any previously granted stock options that have not otherwise been forfeited following the Termination Date for period specified based on a termination without Cause consistent with the terms of the award agreement (or, if earlier, until option expires). Employee will forfeit all previously granted RSUs that have not vested or otherwise been forfeited prior to the Termination Date consistent with the terms of the award agreement. Employee will not be eligible for new grants in 2021.

2.7.      All amounts otherwise payable under this Agreement shall be subject to customary withholding and other employment taxes, and shall be subject to such other withholding as may be required in accordance with the terms of this Agreement.

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3.	RELEASE, WAIVER AND COVENANTS NOT TO SUE

3.1.    In consideration of the payments to be made by Envestnet to Employee in Section 2 above, Employee, with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with his counsel, releases and discharges Envestnet, its officers, directors, board members, supervisors, managers, employees, agents, representatives, attorneys, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “the Company Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever (“Claims”), that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this release as broad and as general as the law permits, this release specifically includes any and all subject matters and claims arising from any alleged violation by the Company Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; any state civil rights or antidiscrimination law; any state or local wage and hour law; any whistleblower law; any public policy, contract, tort, or common law; and any other statutory claim, employment or other contract or implied contract claim or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with Envestnet or the Termination of his employment with Envestnet, including any claims arising out of any employment agreement and any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. However, this release excludes the filing of an administrative charge or complaint with the Equal Employment Opportunity Commission

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or other administrative agency, although the Employee waives any right to monetary relief related to such a charge. This general release of claims also excludes any claims made under state workers’ compensation or unemployment laws, and/or any claims which cannot be waived by law. The Employee further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any Claims which are unknown to the releasing or discharging part at the time of execution of the release and discharge. The Employee hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction. Notwithstanding the foregoing, nothing in this Agreement shall prevent Employee from enforcing Employee’s rights to (i) Employee’s non-forfeitable accrued benefits (within the meaning of Section 203 and 204 of ERISA) under any tax-qualified retirement plan maintained by Envestnet; (ii) receive continuation coverage pursuant to COBRA; (iii) indemnification under Envestnet’s certificate of incorporation, by-laws and/or any indemnification agreement entered into between Employee and any Company Released Party or waives any rights Employee has under the Company’s directors and officers liability insurance policies that are or may be in effect; or (iv) the enforcement of this Agreement. For the avoidance of doubt, Employee will continue to be eligible to be covered by the Company’s directors and officers liability insurance policies and indemnification protections under Envestnet’s certificate of incorporation, by-laws and/or any indemnification agreement entered into between Employee and any Company Released Party, in accordance with and subject to the terms, conditions, and limitations of such policies, by-laws, governing documents, and applicable law, relating to or arising out of any litigation or claims against Employee and/or the Company. Also, Employee does not release any Claims against any Company Released Party that may arise after this Agreement becomes effective.

3.2.    Employee also agrees not to file any lawsuit based on claims he has released in this Agreement, although he may participate in an investigation or proceeding conducted by an administrative agency provided he agrees to waive his right to any monetary recovery.

3.3.    This agreement not to file a lawsuit does not apply to any claims that arise based on events that take place after the date on which Employee signs this Agreement or to any lawsuit Employee may file to enforce this Agreement.

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4.	CONFIDENTIALITY

4.1.    Employee agrees not to disclose the existence or terms of this Agreement to any third party without the prior written consent of Envestnet, except that he may discuss the terms of this Agreement with his attorney and/or tax advisor, and as required by law.

4.2.    Employee agrees that the terms of the Envestnet Financial Technologies Employee Confidentiality Agreement shall continue to apply on and after the Termination Date pursuant to the terms of such agreement and the Employee agrees that he shall be required to comply with all applicable terms of such agreement on and after the Termination Date.

4.3.    Nothing in this Agreement prohibits Employee from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

5.	TRADE SECRETS

5.1.    In compliance with 18 U.S.C. § 1833(b) (“Section 1833(b)(1)”), as established by the Defend Trade Secrets Act of 2016, Employee is given notice of the following immunities listed in Sections 1833(b)(1) and (2) (Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing): (1) IMMUNITY.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

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6.	PRIOR AGREEMENT

6.1.    Employee agrees that the terms of relating to Sections 7 (Confidential Information), 8 (Return of the Company Property), 9 (Intellectual Property Rights) and 10 (Restrictive Covenants) of the Executive Agreement shall continue to apply on and after the Termination Date pursuant to the terms of such agreement and the Employee agrees that he shall be required to comply with all applicable terms of such agreement on and after the Termination Date. Employee agrees that the Envestnet, Inc. Clawback Policy, as amended from time to time, shall continue to be binding on the Employee and Employee’s incentive awards.

7.	KNOWING AND VOLUNTARY RELEASE

7.1.    Employee agrees that he has signed this Agreement and the Supplemental Release knowingly and voluntarily and not as a result of threats or coercion.

7.2.    Employee acknowledges that he received this Agreement and the Supplemental Release by October 27, 2020 and that he has at least 21 days in which to consider whether to sign this Agreement and the Supplemental Release.

7.3.    EMPLOYEE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT OR THE SUPPLEMENTAL RELEASE.

8.	ENTIRE AGREEMENT AND SEVERABILITY

8.1.    The Parties agree that this Agreement and the Supplemental Release sets forth the entire agreement between them and supersedes any other written or oral understanding or contract they may have.

8.2.    Employee and Envestnet further agree that, if any portion of this Agreement or the Supplemental Release is held to be invalid or legally unenforceable, the remaining portions of this Agreement or the Supplemental Release will not be affected and will be given full force and effect.

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9.	APPLICABLE LAW

9.1.    This Agreement and the Supplemental Release are governed by the laws of the state of Illinois.

10.	EFFECTIVE DATE.

10.1.    To accept the terms of this Agreement, Employee must sign this Agreement on or before November 17, 2020 and deliver it by email or regular mail to Envestnet, c/o Sharon Rosenthal (1000 Chesterbrook Blvd, Suite 250 Berwyn, PA 19312; email: Sharon.rosenthal@envestnet.com).

10.2.    To accept the terms of the Supplemental Release, Employee must sign Exhibit A on or after the Termination Date such that the Supplemental Release becomes effective within the 60-day period following the Termination Date and deliver it to Envestnet, c/o Sharon Rosenthal, as described in Section 10.1.

10.3.    This Agreement or Supplemental Release becomes effective and binding on the parties seven days after the date on which it is executed by Employee (“Effective Date”).

10.4.    Employee may revoke this Agreement or Supplemental Release during this seven-day period prior to the Effective Date (“Revocation Period”) by delivering a written notice of revocation to Envestnet, c/o Sharon Rosenthal.

10.5.    This Agreement or Supplemental Release will become final and binding on both Parties if written notice of revocation is not delivered on or before the expiration of the Revocation Period.

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HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED HEREBY EXECUTE THIS AGREEMENT ON THE DATES SET FORTH BELOW.

EMPLOYEE		ENVESTNET FINANCIAL TECHNOLOGIES, INC.
/s/ Scott Grinis
		By:	/s/ Sharon Rosenthal
Date:	October 29, 2020

		Title:	Chief Human Resources Officer

		Date:	October 29, 2020

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EXHIBIT A

SUPPLEMENTAL RELEASE

In consideration of the payments to be made by Envestnet to the Employee in Section 2 of the Agreement above, the Employee, with full understanding of the contents and legal effect of this Agreement and Supplemental Release and having the right and opportunity to consult with his counsel, releases and discharges Envestnet, its officers, directors, board members, supervisors, managers, employees, agents, representatives, attorneys, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “the Company Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever (“Claims”), that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this release as broad and as general as the law permits, this release specifically includes any and all subject matters and claims arising from any alleged violation by the Company Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Illinois Human Rights Act and other similar state or local laws; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with Envestnet or the Termination of his employment with Envestnet. However, this release excludes the filing of an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although the Employee waives any right to monetary relief related to such a charge. This general release of claims also excludes any claims made under state workers’ compensation or unemployment laws, and/or any claims which cannot be waived by law. The Employee further acknowledges that he is aware that statutes exist that render null and void releases and discharges

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of any Claims which are unknown to the releasing or discharging part at the time of execution of the release and discharge. The Employee hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction. Notwithstanding the foregoing, nothing in this Supplemental Release shall prevent Employee from enforcing Employee’s rights to (i) Employee’s non-forfeitable accrued benefits (within the meaning of Section 203 and 204 of ERISA) under any tax-qualified retirement plan maintained by Envestnet; (ii) receive continuation coverage pursuant to COBRA; (iii) indemnification under Envestnet’s certificate of incorporation, by-laws and/or any indemnification agreement entered into between Employee and any Company Released Party; or (iv) the enforcement of this Agreement and Supplemental Release. Also, Employee does not release any Claims against any Company Released Party that may arise after this Supplemental Release becomes effective.

Employee also agrees not to file any lawsuit based on claims he has released in this Supplemental Release, although he may participate in an investigation or proceeding conducted by an administrative agency provided he agrees to waive his right to any monetary recovery.

This Supplemental Release not to file a lawsuit does not apply to any claims that arise based on events that take place after the date on which Employee signs this Supplemental Release or to any lawsuit Employee may file to enforce this Supplemental Release.

HAVING READ AND UNDERSTOOD THIS AGREEMENT AND SUPPLEMENTAL RELEASE, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT AND SUPPLEMENTAL RELEASE, THE UNDERSIGNED HEREBY EXECUTES THIS AGREEMENT AND SUPPLEMENTAL RELEASE ON THE DATE SET FORTH BELOW.

EMPLOYEE

Date: